Exhibit 3.19

CERTIFICATE OF FORMATION

OF

WIX FILTRATION CORP LLC

1. The name of the limited liability company is Wix Filtration Corp LLC.

2. The address of its registered office in the State of Delaware is: Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

3. This Certificate of Formation shall be effective on 7/2/2007.

IN WITNESS WHEREOF, the undersigned have executed this Certificate of Formation of Wix Filtration Corp LLC this 26 day of June, 2007.

John D.Carr
Authorized Person